Mutual Release and Non-Disparagement Agreement

THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (the “Release”) is made and shall be effective as of the 28th day of January, 2004 (the “Effective Date”) by and between LOUIS T. STEINER (“Executive”) and COMMERCIAL BANK OF PENNSYLVANIA f/k/a Commercial National Bank of Pennsylvania (the “Bank”).

WHEREAS, Executive is employed by the Bank pursuant to the terms of an Employment Agreement dated July 1, 2003 between the Bank and Executive (the “Employment Agreement”).

WHEREAS, the Bank and Executive have agreed that Executive’s employment by the Bank will terminate on the Effective Date; and

WHEREAS, in connection with that termination, the Bank has agreed to pay Executive certain amounts, subject to the execution of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

Resignation.  Executive hereby resigns as the Bank’s President and Chief Executive Officer as an employee of the Bank, and as an employee, officer, director or board committee member of the Bank and each Affiliate (as defined in the Employment Agreement) of the Bank including, without limitation, Commercial National Financial Corporation, Commercial National Insurance Services, Inc., Gooder Agency, Inc., and Highview Trust Company, effective as of the Effective Date.

Payments.  In consideration of Executive’s resignation and in settlement of Executive’s rights under the Employment Agreement, Executive shall be entitled to receive from the Bank:

payment of all accrued and unpaid Annual Salary (as defined in the Employment Agreement and which, for all purposes of this Release, shall be at the annual rate of $156,171) and Benefits (as defined in the Employment Agreement) through the Effective Date;

payment (in bi-weekly installments) of monthly severance payments equal to one-twelfth of Executive’s Annual Salary from the Effective Date through April 30, 2004;

payment (in bi-weekly installments) of monthly severance payments equal to one-twelfth of the sum of (i) Executive’s Annual Salary, plus (ii) the amount credited to Executive’s account under the Bank’s Profit-Sharing Plan for the fiscal year ended December 31, 2003, for the period from May 1, 2004 through April 30, 2005; and

continuation of group health benefits for Executive for the period from the Effective Date though April 30, 2005.  The continuation of group health benefits provided hereby will be in lieu of any benefits otherwise available to Executive pursuant to COBRA.

Acknowledgements.  Executive acknowledges that: (i) the payments described in Section 2 of this Release constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Bank, and (iii) except as otherwise provided specifically in this Release, the Bank does not and will not have any other liability or obligation to him.  Executive further acknowledges that, in the absence of his execution of this Release, he would not otherwise be entitled to the payments described above.

Release and Covenant Not to Sue.

Mutual Release.  The Bank (including, for purposes of this Section 4, its Affiliates) hereby fully and forever releases and discharges Executive (and his heirs, executors and administrators), and Executive hereby fully and forever releases and discharges Bank (including, for purposes of this Section 4, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, Executives, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Executive’s employment by the Bank or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

Covenant Not to Sue.  Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Bank and that he has not assigned any claim against the Bank to any other person or entity.  The Bank expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and that it has not assigned any claim against Executive to any other person or entity.  Both the Executive and the Bank further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Executive’s employment by the Bank or the termination of that employment.  This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

Claims Not Released.  The forgoing will not be deemed to release the Bank or Executive from claims solely (a) to enforce this Release, (b) to enforce Section 5 of the Employment Agreement, (c) for indemnification under the Bank’s By-Laws, under applicable law, under any indemnification agreement between the Bank and Executive or under any similar arrangement, or (d) to enforce vested rights under the Bank’s Profit-Sharing Plan.

Non-Competition and Confidentiality Obligations.  Executive acknowledges and agrees that Section 5 of the Employment Agreement, including without limitation the Restrictive Covenants set forth in Section 5.1 thereof, shall survive the termination of his employment; provided, however, the parties specifically agree that Section 5.1(a)(i) of the Employment Agreement shall not apply following the termination of Executive’s employment.  Executive affirms that the restrictions contained in Section 5 of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Bank, that he received adequate consideration in exchange for agreeing to those restrictions, and that he will abide by those restrictions.

Non-Disparagement.  The Bank will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage the Bank or any of its directors, officers, agents or Executives or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Bank or any of its directors, officers, agents or employees.

Cooperation.  Executive further agrees that he will cooperate fully with the Bank and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Executive was involved during his employment with Bank.  Executive shall render such cooperation in a timely manner on reasonable notice from the Bank.

Rescission Right.  Executive expressly acknowledges and recites that (a) he has read and understands this Release in its entirety; (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided up to twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release shall be unenforceable, null and void.  Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Bank.

Challenge.  If Executive violates or challenges the enforceability of this Release, no further payments or benefits under Section 2 of this Release will be paid or provided to Executive.

Miscellaneous.

No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Bank to Executive.  There have been no such violations, and the Bank specifically denies any such violations.

No Reinstatement.  Executive agrees that he will not apply for reinstatement with the Bank or seek in any way to be reinstated, re-employed or hired by the Bank in the future.

Successors and Assigns.  This Release will inure to the benefit of and be binding upon the Bank and Executive and their respective successors, executors, administrators, heirs and (in the case of the Bank) permitted assigns. The Bank may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  Executive may not make any assignment of this Release or any interest herein.

Severability.  The provisions of this Release are severable.  If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof.  This Release may not be changed or modified, except by an Release in writing signed by each of the parties hereto.

Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

COMMERCIAL BANK OF PENNSYLVANIA By: Gregg E. Hunter Title: Acting President and C.E.O.
EXECUTIVE By:/s/ Louis T. Steiner Louis T. Steiner